Exhibit 99.1

CAUTIONARY STATEMENTS

     Certain statements in this quarterly report on Form 10-Q of Applied Cellular Technology, Inc. (the "Company"), and the documents incorporated by reference herein, constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the continued ability of the Company to sustain its growth through product development and business acquisitions; the successful completion and integration of future acquisitions; the ability to hire and retain key personnel; the continued development of the Company's technical, manufacturing, sales, marketing and management capabilities; relationships with and dependence on third-party suppliers; anticipated competition; uncertainties relating to economic conditions where the Company operates; uncertainties relating to government and regulatory policies; uncertainties relating to customer plans and commitments; rapid technological developments and obsolescence in the industries in which the Company operates and competes; potential performance issues with suppliers and customers; governmental export and import policies; global trade policies; worldwide political stability and economic growth; the highly competitive environment in which the Company operates; potential entry of new, well-capitalized competitors into the Company's markets; changes in the Company's capital structure and cost of capital; and uncertainties inherent in international operations and foreign currency fluctuations. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.


RISK FACTORS


     In addition to the other information contained herein, the following factors should be considered carefully in evaluating the Company and its business.


Uncertainty of Future Financial Results


     While the Company has been profitable for the last three fiscal years, future financial results are uncertain. There can be no assurance that the Company will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's various marketing programs, the maintenance or reduction of expense levels and the ability of the Company to successfully coordinate the efforts of the different segments of its business.


Future Sales of and Market for the Shares

     As of November 6, 1998, the Company had 33,771,952 shares of Common Stock outstanding. In addition, 3,753,472 shares are reserved for issuance in exchange


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for the exchangeable shares of Commstar Limited and in exchange for certain exchangeable shares to be issued by ACT-GFX Canada, Inc., a wholly-owned subsidiary of the Company. Since January 1, 1998, the Company has issued or reserved an aggregate of 17,132,018 shares of Common Stock, of which 11,953,749 shares of Common Stock were issued in acquisitions, 3,753,472 shares of Common Stock are reserved for issuance upon exchange or redemption of exchangeable shares issued in acquisitions, 850,000 shares of Common Stock were issued upon the exercise of warrants, 100,000 shares of Common Stock were sold to an officer of the Company, and 474,797 shares were issued for services rendered, including services under employment agreements and employee bonuses.

     Management of the Company anticipates that the Company will continue to effect acquisitions and contract for certain services primarily through the issuance of Common Stock or other equity securities of the Company. Such issuance's of additional securities may be viewed as being dilutive of the value of the Common Stock in certain circumstances and may have an adverse impact on the market price of the Common Stock.


Lack of Dividends on Common Stock; Issuance of Preferred Stock

     The Company does not have a history of paying dividends on its Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. The Company intends to use any earnings which may be generated to finance the growth of the Company's businesses. The Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences as to payment of dividends.


Potential Conflicts of Interests

     Mr. Richard Sullivan, the Chairman and Chief Executive Officer of the Company, is also Chairman of Great Bay Technology, Inc. and Managing General Partner of the Bay Group. Both these companies have, in the past, conducted business with the Company, and received compensation from the Company for various services, including assistance in identifying potential acquisition candidates and in negotiating acquisition transactions. The relationships among such companies, Mr. Sullivan and the Company may involve conflicts of interest. Since July 1, 1998, the Company has ceased doing business with Great Bay Technology, Inc. and the Bay Group.


Possible Volatility of Stock Price

     The Common Stock is quoted on the Nasdaq National Market, which stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as the significant changes to the business of the Company resulting from continued acquisitions and expansions, quarterly fluctuations in the financial results of the Company, shortfalls in earnings or sales below analyst expectations, changes in the performance of other companies in the same market sectors as the Company and the performance of the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially.


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